Exhibit 5.1

300 North LaSalle

Chicago, Illinois 60654

www.kirkland.com

April 25, 2018

Carvana Co.

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Carvana Co., a Delaware corporation (the “Company”), in connection with the proposed registration of (i) 600,000 shares (the “Primary Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”) to be sold by the Company pursuant to a Registration Statement on Form S-1 (Registration No. 333-224404), originally filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2018, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Base Registration Statement”) and a Registration Statement filed pursuant to Rule 462(b) (the “462(b) Registration Statement”) and (ii) up to 550,000 shares (the “Secondary Shares”) of Common stock to be issued by the Company upon exchange by certain holders of units of Carvana Group, LLC (“Carvana Group”) and a corresponding number of shares of the Company’s Class B common stock, $0.001 par value per share (the “Class B Shares”), pursuant to and in accordance with the Exchange Agreement, dated as of April 27, 2017, among the Company and the other parties thereto (the “Exchange Agreement”). The Primary Shares and the Secondary Shares to be registered by the Company pursuant to the 462(b) Registration Statement are collectively referred to herein as the “Additional Shares.”

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate”) filed with the Secretary of State of the State of Delaware on April 27, 2017, (ii) the Exchange Agreement, (iii) the Fourth Amended and Restated Limited Liability Company Agreement of Carvana Group, dated as of April 27, 2017, as amended through the date hereof, (iv) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Additional Shares, (v) the form of Underwriting Agreement in the form filed as Exhibit 1.1 to the Base Registration Statement (the “Underwriting Agreement”), filed with the Commission on April 23, 2018, (iv) the Base Registration Statement and (v) the 462(b) Registration Statement.

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Carvana Co.

April 25, 2018

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Additional Shares are duly authorized, and, (i) when the 462(b) Registration Statement becomes effective under the Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto and the Primary Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the Primary Shares will be validly issued, fully paid and non-assessable and (ii) when the 462(b) Registration Statement becomes effective under the Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto and the Secondary Shares have been duly issued upon exchange for units of Carvana Group and the corresponding number of Class B Shares, in each case in accordance with the Exchange Agreement and the Company’s Amended and Restated Certificate, and the Secondary Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the Secondary Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the 462(b) Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

Carvana Co.

April 25, 2018

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Additional Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the 462(b) Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP